Free Writing Prospectus	Filed pursuant to Rule 433
Dated May 15, 2024	Registration No. 333-262954

*Full Pricing Details* $908.970mm CNH Equipment Trust 2024-B (CNH 2024-B)

Joint Lead Bookrunners: Citi (str.), BNP Paribas, J.P. Morgan and Santander
Co-Managers: Deutsche Bank and Mizuho

CAPITAL STRUCTURE:

CL	SIZE (MM)	WAL*	S/F**	P.WIN	E.MTY	L.MTY	BENCH	Spread	Yield (%)	Cpn (%)	Price
A-1	162.000	0.36	A-1+/F1+	1 - 8	01/15/25	05/15/25		PREPLACED	5.519	5.519	100.00000
A-2a	167.500	1.17	AAA/AAA	8 - 22	03/16/26	10/15/27	I-Curve	+40	5.489	5.42	99.99195
A-2b	167.500	1.17	AAA/AAA	8 - 22	03/16/26	10/15/27	SOFR30A	+40	SOFR + 40	SOFR + 40	100.00000
A-3	335.000	2.78	AAA/AAA	22 - 47	04/17/28	09/17/29	I-Curve	+59	5.250	5.19	99.99117
A-4	76.970	4.05	AAA/AAA	47 – 49	06/15/28	11/17/31	I-Curve	+76	5.293	5.23	99.97988

*Assumes 20% CPR to 10% Clean Up Call

**Expected Rating

Deal Priced

-Deal Summary-

Deal Size: $908.970mm *NO GROW*

Settle: May 20th, 2024

Offering Format: SEC

First Pay Date: June 17th, 2024

ERISA: Yes

Exp. Ratings: S&P / Fitch

Min Denoms: $1K x $1K

BBG Ticker: CNH 2024-B

B&D: Citi

Delivery: DTC, Euroclear, Clearstream

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.